Exhibit 99.1
Feb. 15, 2006
DTE Energy Reports 2005 Earnings Increase 25%; Expects Continued Strong Earnings Growth in 2006
     DETROIT — DTE Energy (NYSE:DTE) today reported 2005 earnings of $537 million, or $3.05 per diluted share, compared with 2004 reported earnings of $431 million, or $2.49 per diluted share. Earnings improved 25 percent over 2004, driven by operational and regulatory improvements at Detroit Edison and MichCon. Also boosting earnings were higher profits in DTE’s Power and Industrial segment.
     Operating earnings for 2005 were $577 million, or $3.27 per diluted share, compared with 2004 operating earnings of $445 million, or $2.57 per diluted share. Operating earnings exclude non-recurring items, certain timing-related items and discontinued operations. Reconciliations of operating to reported earnings are included at the end of this news release.
     “I am very pleased with the progress we made in 2005 and I expect to continue the trend of strong long-term earnings growth in 2006,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “Detroit Edison and MichCon achieved important regulatory milestones in 2005 and initiated a focused effort to achieve significant cost reductions and increase customer satisfaction, which will drive our utilities toward achieving their full earnings power. In our three non-utility business segments, I believe we will continue to capitalize on opportunities to invest our strong cash flow. Our focus for 2006 is to continue our growth momentum while executing our plans for performance excellence.”
Electric and Gas Utilities Show Strong Year-Over-Year Improvement
     Electric Utility: Operating earnings for Detroit Edison were $1.54 per diluted share in 2005 versus $1.03 in 2004. Driving this improved performance was ongoing cost control, the full-year impact of rate relief, the return of customers from alternate electric suppliers and much warmer year-over-year summer weather, with cooling degree days 73 percent higher than in 2004. This upside was mitigated by the freeze on residential rates, which prevented the complete pass-through of higher fuel and purchase-power costs, resulting in approximately $73 million in savings for Detroit Edison’s customers. In addition, Detroit Edison completed many cost control and productivity improvement projects. These projects, which included increasing the reliability and commercial availability of coal-fired power plants and increasing the efficiency of coal delivery, saved DTE Energy a total of $191 million in 2005. Much of these savings, $72 million, were passed on to Detroit Edison customers through lower fuel costs.
     Detroit Edison’s return on equity was 9 percent in 2005, a significant improvement over its 6 percent return in 2004, but below its authorized return of 11 percent.
     Gas Utility: Primarily consisting of MichCon, this segment had 2005 operating earnings of $0.42 per diluted share versus $0.13 in 2004. The key drivers of this improvement were the partial year benefit of rate relief granted in April 2005, an increase in revenue from regulated gas storage due to higher gas prices and benefits from the uncollectible expense tracking mechanism. This mechanism, authorized in April 2005, allows MichCon to recover 90 percent of the uncollectible expense over the base amount set in its rate structure. Partially offsetting these positive earnings drivers were lower sales volume due to customer conservation and energy-efficiency improvements. MichCon demonstrated its commitment to ease the burden of increased natural gas costs on its customers in 2005 by reaching an agreement with the Michigan Public Service Commission staff, the attorney general and the Residential Ratepayer Consortium to delay passing through some of the increased natural gas costs to customers this winter. MichCon expects to fully recover these costs in the future through its established gas cost recovery mechanism.
     MichCon’s return on equity was 9 percent 2005, a significant improvement over its 3 percent return in 2004 but below its authorized return of 11 percent.
Non-Utility Businesses Continue Growth Trajectory
– Power and Industrial Projects had 2005 operating earnings of $1.58 per diluted share, more than 53 percent above 2004 earnings of $1.03. Synfuel production, which increased to 21 tons in 2005 versus 15.6 tons in 2004, was a key component of the earnings growth. Although synfuels produce significant earnings, this business is managed to produce cash. In 2005, synfuels generated $321 million in cash, a significant increase from $168 million in 2004. This cash is being redeployed to reduce parent company debt and to fund new investments across DTE Energy. The other business activities in Power and Industrial Projects contributed to operating earnings, driven by a one-year increase in revenue from coke production due to the signing of higher priced, long-term contracts, and margin improvements in the company’s power generation projects. During 2005 the company increased its on-site energy project sites from 20 to 24 and its landfill gas recovery projects from 29 to 32. These projects are expected to contribute to future earnings growth.

– Unconventional Gas Production operating earnings were $0.02 per diluted share in 2005, down slightly from $0.03 per diluted share in 2004. During 2005, the company greatly expanded its Texas Barnett shale position to approximately 76,000 net acres with 65 producing wells, proved reserves of 59 billion cubic feet of natural gas equivalent (Bcfe) and probable reserves of 120 Bcfe. DTE Energy’s Barnett properties produced 0.7 net Bcfe of natural gas in 2005, the company’s first year of operation in this basin. Expanding operations in the Barnett region contributed to increased expenses in this segment in 2005 and are expected to lead to significantly higher production and revenue in 2006.

In the Michigan Antrim formation, the company has approximately 290,000 net acres with 2,010 producing wells, proved reserves of 338 Bcfe and probable reserves of 35 Bcfe. DTE Energy’s Antrim properties produced 21.5 Bcfe of natural gas in 2005. In 2005 substantially all of the Antrim gas production was subject to $3 per thousand cubic feet fixed price obligations, primarily financial swaps. Increases in the market price of natural gas did not increase revenue from Antrim production in 2005; however, market priced severance tax payments reduced income. These fixed price obligations cover approximately 20 Bcfe of 2006 production, 18 Bcfe of 2007 production and 15 Bcfe of

2008 production. Lower fixed price obligations in future years are expected to create opportunities to sell some Antrim natural gas production at higher market prices.
– Fuel Transportation and Marketing posted operating earnings of $0.01 per diluted share in 2005 versus $0.41 in 2004. Positively impacting earnings were higher non-utility gas storage margins. Offsetting this improvement were timing-related mark-to-market impacts, which reduced earnings by $0.40 in 2005 compared to 2004. The timing-related earnings impacts, as discussed in DTE Energy’s third quarter 2005 earnings release, resulted from accounting differences for the gas in storage versus the forward sales of gas. The company anticipates the financial impact of this timing difference will reverse when the gas is withdrawn from storage in the current storage cycle in 2006 and is sold at prices significantly higher than the cost of gas in storage. In addition, DTE Energy entered into forward power contracts to economically hedge certain physical and capacity power contracts. Some of these underlying contracts are not derivatives, while the related economic hedge is, and therefore is marked to market. As a result, the transactions produce timing-related earnings swings from period to period until the hedge portion of the contract is settled.
Corporate and Other
Corporate and Other had an operating loss of $0.30 per diluted share in 2005, versus an operating loss of $0.06 per diluted share in 2004. The change was primarily due to the increased expense from the realignment of merger interest from the utilities to the holding company and the gain from the sale of Plug Power stock in 2004.
Fourth Quarter 2005 Results
     For the fourth quarter of 2005, DTE Energy reported earnings of $382 million, or $2.14 per diluted share, up from 2004 reported earnings of $113 million, or $0.65 per diluted share. Operating earnings for the fourth quarter 2005 were $378 million, or $2.12 per diluted share, up from 2004 operating earnings of $151 million, or $0.86 per diluted share.
     Electric Utility: Operating earnings for Detroit Edison were $0.40 per diluted share versus $0.39 in the fourth quarter of 2004. Driving this improved performance was the impact of rate relief, mostly offset by lower regulatory deferrals.
     Gas Utility: MichCon had operating earnings of $0.26 per diluted share versus $0.15 in the fourth quarter of 2004. The key driver of this improvement was the benefit of the MPSC rate relief granted in April 2005. Other positive drivers were an increase in revenue from regulated gas storage due to higher gas prices and benefits from the uncollectible expense tracking mechanism implemented by the MPSC, offset by lower customer gas usage.
     Non-Utility Operations: Operating earnings from non-utility operations increased to $1.60 per diluted share versus $0.47 in the fourth quarter of 2004. The increase primarily resulted from the recognition of synfuel earnings deferred from the first three quarters of 2005 in the Power and Industrial Projects segment, as well as the partial flowback of timing-related accounting adjustments in the Fuel Transportation and Marketing segment.
     Corporate and Other: The Corporate and Other segment reported operating losses of $0.14 per diluted share compared to losses of $0.15 in the fourth quarter of 2004.
2006 Earnings Expected to Increase Significantly over 2005
     As previously announced, DTE Energy expects 2006 operating earnings of $3.60 to $3.90 per diluted share, a significant increase over 2005 earnings. This earnings guidance assumes no oil price-related phase out of synfuel tax credits. A partial or full phase-out of tax credits would be expected to adversely impact 2006 results.
     “We expect continued strong performance in 2006,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “We expect Detroit Edison and MichCon to benefit from reduced costs and increased productivity resulting from our Performance Excellence Process. We also expect Detroit Edison to benefit from the reacquisition of customers from alternate electric suppliers and from the expiration of rate caps on residential customers. In our non-utility businesses, we expect to continue our steadfast focus on value creation while investing in our full pipeline of growth opportunities.”
Conference Call and Webcast
     This earnings announcement, as well as a package of supplemental financial information, is available on the company’s website at www.dteenergy.com/investors.
     DTE Energy will conduct a conference call with the investment community at 9 a.m. EST Thursday, Feb. 16, to discuss 2005 earnings results and 2006 guidance. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com/investors. The telephone dial-in numbers are (719) 457-2698 or (800) 500-0311. There is no passcode. The internet broadcast will be archived on the company’s website.
     In this release, DTE Energy provides 2006 operating earnings guidance. It is likely that certain items that impact the company’s 2006 reported results will be excluded from operating results. A reconciliation to the comparable 2006 reported earnings guidance is not provided because it is not possible to provide a reliable forecast of specific line items such as 2007 oil hedging costs, Performance Excellence Process restructuring charges and DTE2 implementation charges. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
     Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

     DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on power and industrial projects, fuel transportation and marketing, and unconventional gas production. Information about DTE Energy is available at www.dteenergy.com.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws and regulations, and the cost of remediation and compliance associated therewith; nuclear regulations and operations associated with nuclear facilities; the higher price of oil and its impact on the value of Section 29 tax credits, and the ability to utilize and/or sell interests in facilities producing such credits; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by FERC, MPSC, NRC and other applicable governmental proceedings or regulations; contributions to earnings by non-utility subsidiaries; changes in federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable and changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company. This news release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s, MichCon’s and Detroit Edison’s 2004 Form 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy, MichCon and Detroit Edison.

     Cautionary Note — The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this news release such as “probable reserves” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. You are urged to consider closely the disclosure in our Forms 10-K and 10-Q, File No. 1-11607, available from our offices or from our website at www.dteenergy.com. You can also obtain these Forms from the SEC by calling 1-800-SEC-0330.

Members of the Media — For Further Information:

Lorie N. Kessler	Scott Simons
(313) 235-8807	(313) 235-8808

Analysts — For Further Information:
Marc Siwak	Dan Miner
(313) 235-8030	(313) 235-8030

DTE Energy Company
Consolidated Statement of Operations (unaudited)

	Twelve Months Ended
	December 31
(in Millions, Except per Share Amounts)	2005	2004
Operating Revenues	$9,022	$7,071

Operating Expenses
Fuel, purchased power and gas	3,530	2,007
Operation and maintenance	3,792	3,355
Depreciation, depletion and amortization	870	742
Taxes other than income	274	312
Gains on sale of assets, net (1)	(390)	(215)

	8,076	6,201

Operating Income	946	870

Other (Income) and Deductions
Interest expense	519	516
Interest income	(57)	(55)
Other income	(68)	(81)
Other expenses	55	67

	449	447

Income (Loss) Before Income Taxes and Minority Interest	497	423

Income Tax Provision	202	174

Minority Interest (2)	(281)	(212)

Income from Continuing Operations	576	461

Loss from Discontinued Operations, net of tax	(36)	(30)

Cumulative Effect of Accounting Change, net of tax	(3)	—

Net Income	$537	$431

Basic Earnings per Common Share
Income from continuing operations	$3.29	$2.67
Discontinued operations	(.20)	(.17)
Cumulative effect of accounting change	(.02)	—

Total	$3.07	$2.50

Diluted Earnings per Common Share
Income from continuing operations	$3.27	$2.66
Discontinued operations	(.20)	(.17)
Cumulative effect of accounting change	(.02)	—

Total	$3.05	$2.49

Average Common Shares
Basic	175	173
Diluted	176	173

Dividends Declared per Common Share	$2.06	$2.06

(1)	Primarily represents gains on the sale of interests in synfuel projects.

(2)	Primarily represents our partners’ share of synfuel project losses.

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended December 31
	2005				2004
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Electric Utility	$65	$1	A	$73	$36	$1	A	$67
		3	B			2	B
		4	C			28	H

Gas Utility	(86)	130	B	45	42	(15	)B	27
		1	C

Non-utility Operations
Power and Industrial Projects	141	7	D	146	41	—		41
		(3	)E
		1	C
Unconventional Gas Production	1	—		1	1	—		1
Fuel Transportation and Marketing	141	—		141	40	—		40

	283	5		288	82	—		82

Corporate and Other	126	(154	)B	(28)	(39)	14	B	(25)

Income from Continuing Operations	388	(10)		378	121	30		151

Discontinued Operations	(3)	3	F	—	(8)	3	F	—
						5	I

Cumulative effect of accounting change	(3)	3	G	—	—	—		—

Net Income	$382	$(4)		$378	$113	$38		$151

Adjustments key

A)	DTE2/SAP project costs	Incremental non-recurring DTE2/SAP project costs
B)	Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
C)	Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
D)	2006 oil price option	Mark to market on 2006 synfuel oil hedges
E)	2007 oil price option	Mark to market on 2007 synfuel oil hedges
F)	Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
G)	Cumulative effect of accounting change	Cumulative effect of a change in accounting principle from adoption of FIN 47
H)	Stranded cost adjustment	Stranded costs adjustment made pursuant to November 2004 MPSC order
I)	Gain on sale of ITC	A related adjustment from the sale of International Transmission Company

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended December 31
	2005				2004
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Electric Utility	$0.36	$0.02	A	$0.40	$0.21	$0.01	A	$0.39
		0.02	B			0.01	G
						0.16	H

Gas Utility	(0.48)	0.73	A	0.26	0.24	(0.09	)A	0.15
		0.01	B

Non-utility Operations
Power and Industrial Projects	0.79	0.04	C	0.81	0.23	—		0.23
		(0.02	)D
Unconventional Gas Production	—	—		—	0.01	—		0.01
Fuel Transportation and Marketing	0.79	—		0.79	0.23	—		0.23

	1.58	0.02		1.60	0.47	—		0.47

Corporate and Other	0.72	(0.86	)A	(0.14)	(0.23)	0.08	A	(0.15)

Income from Continuing Operations	2.18	(0.06)		2.12	0.69	0.17		0.86

Discontinued Operations	(0.02)	0.02	E	—	(0.04)	0.01	E	—
						0.03	I

Cumulative effect of accounting change	(0.02)	0.02	F	—	—	—		—

Net Income	$2.14	$(0.02)		$2.12	$0.65	$0.21		$0.86

Adjustments key

A)	Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
B)	Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
C)	2006 oil price option	Mark to market on 2006 synfuel oil hedges
D)	2007 oil price option	Mark to market on 2007 synfuel oil hedges
E)	Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
F)	Cumulative effect of accounting change	Cumulative effect of a change in accounting principle from adoption of FIN 47
G)	DTE2/SAP project costs	Incremental non-recurring DTE2/SAP project costs
H)	Stranded cost adjustment	Stranded costs adjustment made pursuant to November 2004 MPSC order
I)	Gain on sale of ITC	A related adjustment from the sale of International Transmission Company

DTE Energy Company
Segment Net Income (Unaudited)

	Twelve Months Ended December 31
	2005				2004
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Electric Utility	$277	$8	A	$272	$150	$7	A	$178
		(17	)B			21	K
		4	C
Gas Utility	37	5	A	73	20	4	A	24
		1	C
		30	D
Non-utility Operations
Power and Industrial Projects	308	(26	)E	280	179	—		179
		(3	)F
		1	C
Unconventional Gas Production	4	—		4	6	—		6
Fuel Transportation and Marketing	2	—		2	118	(48	)L	70

	314	(28)		286	303	(48)		255

Corporate and Other	(52)	(2	)B	(54)	(12)	—		(12)

Income from Continuing Operations	576	1		577	461	(16)		445

Discontinued Operations	(36)	(2	)G	—	(30)	7	G	—
		3	H			5	H
		35	I			18	I
Cumulative effect of accounting change	(3)	3	J	—	—	—		—

Net Income	$537	$40		$577	$431	$14		$445

Adjustments key

A)	DTE2/SAP project costs	Incremental non-recurring DTE2/SAP project costs
B)	Gain on sale of assets	Gain from land sale
C)	Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
D)	April 2005 MPSC gas orders	Impact of disallowances of 2002 gas costs and certain computer systems and equipment costs
E)	2006 oil price option	Mark to market on 2006 synfuel oil hedges
F)	2007 oil price option	Mark to market on 2007 synfuel oil hedges
G)	Gain on sale of Southern Missouri	Gain from the sale of Southern Missouri Gas Company
H)	Gain on sale of ITC	A related adjustment from the sale of International Transmission Company
I)	Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
J)	Cumulative effect of accounting change	Cumulative effect of a change in accounting principle from adoption of FIN 47
K)	Stranded cost adjustment	Stranded costs adjustment made pursuant to November 2004 MPSC order
L)	Adjustment for contract termination / modification	Terminated a long-term gas exchange agreement and modified a related transportation agreement with a pipeline company

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Twelve Months Ended December 31
	2005				2004
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Electric Utility	$1.57	$0.04	A	$1.54	$0.87	$0.04	A	$1.03
		(0.09	)B			0.12	K
		0.02	C
Gas Utility	0.21	0.03	A	0.42	0.11	0.02	A	0.13
		0.01	C
		0.17	D
Non-utility Operations
Power and Industrial Projects	1.75	(0.15	)E	1.58	1.03	—		1.03
		(0.02	)F
Unconventional Gas Production	0.02	—		0.02	0.03	—		0.03
Fuel Transportation and Marketing	0.01	—		0.01	0.68	(0.27	)L	0.41

	1.78	(0.17)		1.61	1.74	(0.27)		1.47

Corporate and Other	(0.29)	(0.01	)B	(0.30)	(0.06)	—		(0.06)

Income from Continuing Operations	3.27	—		3.27	2.66	(0.09)		2.57

Discontinued Operations	(0.20)	(0.01	)G	—	(0.17)	0.04	G	—
		0.01	H			0.03	H
		0.20	I			0.10	I
Cumulative effect of accounting change	(0.02)	0.02	J	—	—	—		—

Net Income	$3.05	$0.22		$3.27	$2.49	$0.08		$2.57

Adjustments key

A)	DTE2/SAP project costs	Incremental non-recurring DTE2/SAP project costs
B)	Gain on sale of assets	Gain from land sale
C)	Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
D)	April 2005 MPSC gas orders	Impact of disallowances of 2002 gas costs and certain computer systems and equipment costs
E)	2006 oil price option	Mark to market on 2006 synfuel oil hedges
F)	2007 oil price option	Mark to market on 2007 synfuel oil hedges
G)	Gain on sale of Southern Missouri	Gain from the sale of Southern Missouri Gas Company
H)	Gain on sale of ITC	A related adjustment from the sale of International Transmission Company
I)	Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
J)	Cumulative effect of accounting change	Cumulative effect of a change in accounting principle from adoption of FIN 47
K)	Stranded cost adjustment	Stranded costs adjustment made pursuant to November 2004 MPSC order
L)	Adjustment for contract termination / modification	Terminated a long-term gas exchange agreement and modified a related transportation agreement with a pipeline company